CONTRACT FOR PURCHASE OPTION OF TITLES AND APPLICATIONS FOR MINING CONCESSION CONTRACTS

Between the undersigned, CIA. SERVICIOS LOGÍSTICOS DE COLOMBIA LTDA., Colombian business partnership constituted by public deed 1451 of the 6th Notary of Medellin of September 19, 2003, duly represented by Charles Major, citizen of the United States, of legal age, resident in Medellin, identified with foreign I.D. 206.811, who from now on will be referred to as SERVICIOS LOGISTICOS on one part and on the other, INVESTCOL Ltd., a business partnership organized and existing in accordance with the laws of Belize, located in No.1 Mapp Street, City of Belize, Belize, duly represented by Tom Lough, male, Canadian citizen, of legal age, resident in Toronto, Canada, identified with passport number BC 251532 from Canada, who from now on will be referred to as INVESTCOL, have agreed to celebrate this contract for purchase option of mining rights, subject to the following clauses and considerations:

1)
SERVICIOS LOGÍSTICOS and INVESTCOL celebrated a contract for option of assignment of mining rights on June 25, 2005, by means of which INVESTCOL received the option to acquire, by means of purchase, the mining assignment contracts identified with numbers 6602 and 6329 granted upon SERVICIOS LOGISTICOS by the Department of Antioquia and registered in the National Mining Records with codes HFQL-05 and HFQL-04 respectively. This negotiation also included the application recorded under number 1343 to the name of Hernando Molina Velez, whose records are currently missing and must be reconstructed by the mining authorities.

2)
According to the aforementioned contract, INVESTCOL was obliged to invest in mining exploitations in the areas of assignment contracts number 6602 and 6329 with Mining Registrations HFQL-05 and HFQL-04 and in the area of application 1343, the amount of USD 2’990.000 in a period of three years, like this: USD 300.000 the first year; USD 700.000 the second year, and USD 1’990.000 the third year. After these investments were made, if INVESTCOL decides to exercise the option, they must pay an additional amount of USD 10.000 and with this they will acquire the right to have completely assigned to their name, the rights of the two aforementioned mining titles and the rights resulting from application 1343 once it is granted.

FIRST: OBJECT. By means of this agreement, SERVICIOS LOGÍSTICOS and INVESTCOL agree to include in the negotiation of the mining titles and the application mentioned in consideration 1) of this document, the mining titles and applications that will be specified in this clause, in which SERVICIOS LOGISTICOS is obliged to process or acquire from their corresponding holders, in order to assign them to INVESTCOL. The addition of these new titles does not imply a raise in the amount of USD 2’990.000 that INVESTCOL was obliged to pay for mining exploitation in assignment contracts 6602 and 6329 and in the area of application 1343 already negotiated. The application of mining assignment contracts that are included in this negotiation are the ones corresponding to Registrations 6821, 6770, 6993, and 7039 of the Direction of Titles and Inspection of the Department of Antioquia, whose juridical status is included in the document annexed to this contract on the understanding that the final decision on the granting of the mining title corresponds exclusively to the mining authority or its delegate. In case that any of these applications are denied, SERVICIOS LOGISTICOS will carry out all the necessary juridical actions with the object of achieving the assignment of the areas covered by these applications.

SERVICIOS LOGISTICOS is also obliged to make sure that Hernando Molina carries out the assignment of the application of exploration license number 1343, once it is granted. In case the reconstruction of file 1343 is not possible or that such reconstruction is not convenient, SERVICIOS LOGISTICOS is obliged to carry out the necessary processes to apply for such area to their name and then include it in this negotiation.

Also, SERVICIOS LOGISTICOS will acquire from the title holders, the following assignment contracts with mining registrations number 072-98 (HETJ-26), 074-98 (HETJ-27), 135-98 (HETJ-31,136-98 (HETJ-32) and 143-98 (HETG-01), and will include these in this negotiation in order to then assign them to INVESTCOL or to whoever these appoint. For the purchase of the mining titles mentioned in this part, SERVICIOS LOGISTICOS will receive from INVESTCOL the amount of USD 150.000 at the latest on June 23, 2006.

The mining titles and applications mentioned in this clause are located in the municipality of Caramanta, Department of Antioquia, as it can be observed in the map added as annex 1 of this contract.

SECOND: OPTION TERM. INVESTCOL will be able to use the option in order to receive the assignment of the mining rights of assignment contracts: 6602 (HFQL-05), 6329 (HFQL-04), 072-98 (HETJ-26), 074-98 (HETJ-27), 135-98 (HETJ-31), 136-98 (HETJ-32), and 143-98 (HETG-01) and the ones resulting from applications 1343, 6821, 6770, 6993, and 7039, within a term of three (3) years counted from November 10, 2005. When the applications replacing the last ones are registered, the three (3) year term will be counted as of the date of registration of the mining title.

THIRD: PURCHASE - SALE PRICE. The price to be paid for the assignment of all the mining titles mentioned in the first clause and the titles resulting from the applications annexed to the same clause, in case the option is exercised, is the amount of TEN THOUSAND DOLLARS (USD 10,000.00).

FOURTH: RIGHTS OF INVESTCOL DURING THE OPTION TERM.
A.
To carry out directly or by means of third parties, all the mining exploitation works that are considered convenient in order to assess the economic potential of the areas that are the object of this option, taking the necessary material samples for chemical and geological analysis.

B.	To desist from the option with the simple written statement of such determination.
C.	To assign this contract without the need of authorization from SERVICIOS LOGÍSTICOS.
D.
To begin executive processes against SERVICIOS LOGÍSTICOS in case this company does not sign the documents for the assignment of the mining titles or does not fulfill the obligations mentioned in this contract.

FIFTH: OBLIGATIONS OF INVESTCOL DURING THE OPTION TERM. During the effect of this contract INVESTCOL will have the obligation to invest the amount of TWO MILLION NINE HUNDRED NINTY THOUSAND AMERICAN DOLLARS (USD 2’990,000.00) in exploitation works in the areas that are object of this contract in the following way:
A.	The amount of THREE HUNDRED THOUSAND AMERICAN DOLLARS (USD 300,000.00) during the first year of effect of this contract;

B.	The amount of SEVEN HUNDRED THOUSAND AMERICAN DOLLARS (USD 700,000.00) during the second year of effect of this contract;
C.	The amount of ONE MILLION NINE HUNDRED NINTY THOUSAND AMERICAN DOLLARS (USD 1’990,000.00) during the third year of effect of this contract.

SIXTH: OBLIGATIONS OF SERVICIOS LOGÍSTICOS DURING THE OPTION TERM:
A.
To comply with all the obligations that the law imposes to the holders of mining rights or the applicants for assignment contracts, whether it is to keep their right to explore and exploit the minerals that are object of the assignment contract or to receive such titles.

B.	To exercise all the actions that lead to the conservation of the possession and rights that are object of the assignment contracts that are negotiated through the initial contract and this one;
C.	To insure the legal conditions so that INVESTCOL can carry out the exploration in the areas object of this contract.
D.
To trespass to INVESTCOL or whoever they appoint, the titles of the mining assignments when this one has invested the amounts mentioned in the fifth clause. At that moment SERVICIOS LOGÍSTICOS must celebrate with INVESTCOL or with whoever they appoint, the assignment contracts of all the rights conferred for the mining titles and applications mentioned in this contract once they have been granted. Such trespass will be done through the documents demanded by the mining legislation.

SEVENTH: RIGHTS OF SERVICIOS LOGÍSTICOS IN CASE OF DESISTANCE ON BEHALF OF INVESTCOL. In case that INVESTCOL decides not to continue with the exploration investment, SERVICIOS LOGÍSTICOS will have the right to:
A.	Become the owner of the advanced payments received from the date of the contract to the date of desistance.
B.	Receive a free copy of the results of the exploration carried out until the moment of desistance.

EIGHTH: WAY TO TAKE THE OPTION OR TO DESIST FROM IT. INVESTCOL must exercise its option by means of a letter addressed to SERVICIOS LOGÍSTICOS, in which they must inform the address that will be included for the effects of this contract. Such letter must be sent within the 60 days prior to the expiration date of this contract.

TENTH: TERM FOR THE PURCHASE - SALE CELEBRATION. The document for the assignment of the rights granted in the mining titles that are object of this contract must be celebrated within the thirty (30) calendar days following the date that INVESTCOL decides to exercise their option only if they are up to date in the investments that they are obliged to, in accordance with the fifth clause.

ELEVENTH: MODIFICATIONS. Any modification to this contract must be done in written for any effect.

TWELFTH: ARBITRATION. Any controversy or difference related to this contract and its execution or liquidation, will be solved by an arbitration tribunal made up of three (3) arbitrators chosen by the Medellin Chamber of Commerce, who must solve according to the law. The costs of the arbitration shall be paid equally by both parties.

THIRTEENTH: COSTS. Each one of the parties of this contract will pay half of the legalization costs and expenses, such as notary expenses, taxes, and in general, any distribution required for the legalization and perfection of this contract.

FOURTEENTH: DISENCUMBRANCE. In case that SERVICIOS LOGÍSTICOS is deprived from all or part of one or any of the assignments or applications, the investments of INVESTCOL will be proportionally reduced. These will also decrease if third parties difficult or make the execution impossible due to the fault of SERVICIOS LOGISTICOS.

FIFTEENTH: PRIOR CONTRACTS. All the prior contracts celebrated between SERVICIOS LOGÍSTICOS and INVESTCOL, specially the one celebrated in June 25, 2005 are understood to be incorporated to this one and therefore all the prior contracts do not have any effect.

SIXTEENTH: ADDRESSES: For effects of notifications and correspondence related to this contracts the addresses of the parties will be the following:

SERVICIOS LOGÍSTICOS:	INVESTCOL:

Charles S. Major	Tom Lough
COMPAÑÍA SERVICIOS LOGÍSTICOS	INVESTCOL Ltd.
DE COLOMBIA LTDA	#1 Mapp Street,
Carrera 34 No. 5 G-86	Belize City, Belize

Medellín, Colombia

Signed in two identical copies, one for each party, in Medellín on the 23rd day of March 2006.

/s/ Charles Major CHARLES MAJOR Compañía Servicios Logísticos de Colombia Ltda Legal Representative	/s/ Tom Lough TOM LOUGH Investcol Legal Representative